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                                                                   EXHIBIT 10.20

                                 FIRST AMENDMENT

                                       TO

                           CHANGE IN CONTROL AGREEMENT

                                   [TWO-YEAR]

      This First Amendment (the "Amendment") made as of June 4, 2002, to that certain Change in Control Agreement ("Agreement") between Southwest Bancorporation of Texas, Inc. (the "Company") and Kenneth W. Olan
("Executive"), effective as of July 24, 2002;

      WHEREAS, the Company and the Executive desire to amend the Agreement as provided herein;

      NOW, THEREFORE, the Agreement is amended as follows:

1.    Section 5(a)(i) is amended in its entirety to read as follows:

            (i) In lieu of any further payments to the Executive for periods subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Section 5(b) hereof, a lump sum payment (the "Severance Payment") in an amount equal to the present value (using a discount rate required to be utilized for purposes of computations under
      Section 280G of the Code or any successor provision thereto, or if no such rate is so required to be used, a rate equal to the then-applicable interest rate prescribed by the Pension Benefit Guaranty Corporation for benefit valuations in connection with non-multiemployer pension plan terminations assuming the immediate commencement of benefit payments (the "Discount Rate")) of the sum of (A) the aggregate Base Pay (at the highest rate in effect during the Term prior to the Termination Date) for two years, plus (B) the aggregate Incentive Pay for two years (based upon the greatest amount of Incentive Pay paid or payable to the Executive for any year during the three calendar years preceding the year in which the Termination Date occurs); provided, however, that the Severance Payment shall be reduced so that the aggregate "present value" (as determined under Section 280G of the Code or any successor provision thereto) of the amount otherwise payable hereunder, when added to the "present value" (as determined under Section 280G of the Code or any successor provision thereto) of any other "parachute payments" (as that term is defined in
      Section 280G of the Code (without regard to Section 280G(b)(2)(A)(ii) thereof) or any successor provision thereto) from the Company, shall not exceed an amount (the "299% Amount") equal to 299% of the Executive's "base amount" (as that term is defined in Section 280G of the Code or any successor provision thereto) so that no portion of such amounts received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code if and only if such reduction produces a better net after-tax position for the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes) than the full payment of the Severance Payments and all other payments and benefits provided for in this Agreement or otherwise would have produced.
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1.    Except as amended hereby, the Agreement shall continue without interruption or change.

      IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be duly executed, effective for all purposes all as of the day and year first above written.

                           SOUTHWEST BANCORPORATION OF TEXAS, INC.


                           By:  /s/ Paul Murphy
                           -----------------------------------------------------
                           Paul B. Murphy, Jr.


                           EXECUTIVE

                           /s/ Kenneth Olan
                           -----------------------------------------------------
                           Kenneth W. Olan